Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-90206

March 27, 2007
Export Development Canada / Exportation et développement Canada (“EDC”)
U.S. $1,000,000,000 4.625% United States Dollar Bonds due 2010
Final Term Sheet

Issuer:	Export Development Canada / Exportation et développement Canada

Title:	4.625% US Dollar Bonds due April 1, 2010

Ratings:	AAA/Aaa/AAA (S&P, Moodys, DBRS)

Format:	SEC Registered

Size:	$1,000,000,000

Trade Date:	March 27, 2007

Settlement Date:	April 3, 2007

Maturity Date:	April 1, 2010

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by EDC of additional amounts on the bonds

Interest Payment Dates:	October 1st and April 1st; Short First Coupon

First Payment Date:	October 1, 2007

Yield to Maturity:	4.706%

Coupon:	4.625%

Price:	99.776%

Day Count:	30/360

Specified Currency	United States Dollars (“$”)

Minimum Denomination:	$5,000 and increments of $5,000 in excess thereof

Listing:	Luxembourg Euro MTF Market

Status:
The bonds will carry the full faith and credit of Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada

Governing Law:	Province of Ontario / Canada

Business Days:	New York, London, Toronto

Representatives:	BNP Paribas, HSBC Bank plc, RBC Capital Markets Corporation and TD Securities (USA) LLC

Co-managers:
ABN AMRO Bank N.V.
Bank of Montreal, London Branch
CIBC World Markets Corp
Citigroup Global Markets Inc.
Dresdner Bank AG London Branch
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho International plc
National Bank Financial Inc.
Scotia Capital (USA) Inc.
Shinkin International Ltd.

Billing and Delivering:	HSBC Bank plc

Cusip # ISIN #	CUSIP: 30216BAS1 ISIN: US30216BAS16

Reference Document:	Prospectus Supplement subject to completion, dated March 26, 2007; Prospectus dated June 27, 2002; http://www.sec.gov/Archives/edgar/data/276328/000120621207000072/m35136b2e424b2.htm

Legend:	This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-854-5674 for BNP Paribas, 1-866-811-8049 for HSBC, 1-866-375-6829 for RBC Capital Markets Corporation or 1-800-263-5292 for TD Securities (USA) LLC.

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